                                                                       EXHIBIT 4


                        STOCKHOLDER COOPERATION AGREEMENT

         Stockholder Cooperation Agreement, dated as of November 6, 1997, by and among Transmedia Investors, L.L.C., a Delaware limited liability company ("TNI"), Samstock, L.L.C., a Delaware limited liability company ("Samstock"), and Melvin Chasen and Iris Chasen, each individually (collectively, "Chasen").

                                    RECITALS

         WHEREAS, reference is made to the following agreements each dated as of the date hereof: (i) that certain Stock Purchase and Sale Agreement ( the "Purchase Agreement") among Transmedia Network, Inc., a Delaware company (the "Company"), Samstock and TNI, (ii) that certain Investment Agreement among the Company, Samstock and TNI, (the "Investment Agreement"), and (iii) that certain Agreement Among Stockholders among Samstock, TNI and Chasen (the "Agreement Among Stockholders" and together with the Purchase Agreement and the Investment Agreement, the "Transaction Documents");

         WHEREAS, as of the date hereof, Chasen owns of record and/or beneficially, directly or indirectly, that number of shares of common stock of the Company, par value $.02 per share ("Common Stock"), or options to purchase shares of Common Stock, set forth opposite their names on Exhibit A hereto;

         WHEREAS, the parties desire that Chasen take certain actions as more fully provided herein in connection with the transactions contemplated by the Transaction Documents;

         WHEREAS, this Agreement is a material inducement to TNI and Samstock to enter into the Transaction Documents; and

         WHEREAS, Chasen will receive a material benefit from the consummation of the transactions contemplated by the Transaction Documents.

         NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

         1. Chasen Voting Agreement. Chasen hereby agrees that during the period commencing on the date hereof and continuing until the first to occur of (a) the closing of the transactions contemplated by the Purchase Agreement (the "Closing") or (b) termination of the Purchase Agreement in accordance with its terms, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Common Stock, however called, or in connection with any written consent of the holders of Common Stock, Chasen shall vote (or cause to be voted) the shares of Common Stock held of record or beneficially by him or her or their respective affiliates (i) in favor of the execution and delivery by the Company of the Transaction Documents and the approval and adoption of the terms thereof and each of the other actions provided for in the Transaction Documents and any actions required in furtherance thereof; (ii) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Transaction Documents; and
(iii) except as otherwise agreed to in writing in advance by TNI or Samstock, against the following actions (other than the transactions specifically contemplated by the Purchase Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its subsidiaries; (B) any sale, lease or transfer of a material amount of assets of the Company or any of its subsidiaries, or a reorganization, restructuring, recapitalization, special dividend, dissolution or liquidation of the Company or any of its subsidiaries; or (C)(1) any change in a majority of the persons who constitute the Board of Directors of the Company; (2) any change in the present capitalization of the Company, including any proposal to sell a substantial equity interest in the Company and/or any of its subsidiaries; (3) any amendment of any of the articles of incorporation or bylaws of the Company or any of its subsidiaries; (4) any other change in the Company's corporate structure or business; or (5) any other action which, in the case of each of the matters referred to in clauses (C)(1),
(2), (3) or (4) is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially adversely affect the transactions contemplated by the Transaction Documents. Chasen shall not enter into any agreement or understanding with any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, or any other entity, the effect of which would be inconsistent or violative of the provisions and agreements contained in this Agreement.

         2. Agreement to Cooperate. Chasen agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Transaction Documents, including providing information to the Company, Samstock and TNI and using reasonable efforts to obtain all necessary or appropriate waivers, consents and approvals. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of the Transaction Documents, Chasen shall execute such further documents (in form and content reasonably satisfactory to Chasen) and shall take such further action as shall reasonably be necessary or desirable to carry out the purposes of the Transaction Documents, to the extent not inconsistent with applicable law.

         3. Remedies. Any party having rights under this Agreement may enforce such rights specifically to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. The parties agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and, accordingly, in addition to all other remedies available to any party, such party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce, or prevent any violation of, the provisions of this Agreement.

         4. Non-Waiver. The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party. A breach of any representation, warranty or covenant shall not be affected by the fact that a more general or more specific representation, warranty or covenant was not also breached.

         5. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

         6. Severability. The invalidity of any provision of this Agreement or portion of a provision shall not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision.

         7. Applicable Law. This Agreement shall be governed   and
controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal laws of the State of Delaware applicable to contracts made in that State.

         8. Binding Effect; Benefit, Non-circumvention. This Agreement shall inure to the benefit of and be binding upon the parties hereto, and their successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto, and their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. Any amendments, or alternative or supplementary provisions to this Agreement must be made in writing and duly executed by an authorized representative or agent of each of the parties hereto. No Stockholder shall take any action, alone or in concert with any other person, to circumvent any of the provisions of this Agreement.

         10. Assignability. This Agreement shall not be assignable by any party without the prior written consent of each of the other parties.

         11. Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

         IN WITNESS WHEREOF, the undersigned have executed this Stockholder Cooperation Agreement as of the day and year first above written.


                        TRANSMEDIA INVESTORS, L.L.C.
                        by Samstock, L.L.C., its managing member, by SZ Investments, L.L.C., its managing member, by Zell General Partnership, Inc., its managing member

                        /s/ Sheli Z. Rosenberg
                        -------------------------------------
                        By: Sheli Z. Rosenberg, Vice President


                        SAMSTOCK, L.L.C.
                        by SZ Investments, L.L.C., its managing member, by Zell General Partnership, Inc., its managing member

                        /s/ Sheli Z. Rosenberg
                        --------------------------------------
                        By: Sheli Z. Rosenberg, Vice President




                        /s/ Melvin Chasen
                        --------------------------------------
                        MELVIN CHASEN, INDIVIDUALLY


                        /s/ Iris Chasen
                        --------------------------------------
                        IRIS CHASEN, INDIVIDUALLY

                                                          EXHIBIT A
                                                          ---------


                        STOCKHOLDER COOPERATION AGREEMENT
                      OWNERSHIP OF TRANSMEDIA NETWORK INC.
                            COMMON STOCK AND OPTIONS
                            ------------------------



Chasen Shares

Melvin Chasen Direct                                   684,961
Iris Chasen                                            186,958
Iris Chasen                                             13,820
Chasen Family Partnership                              100,000
Chasen Family Partnership                               39,600
Melvin Chasen - IRA                                     25,070
Melvin Chasen - Smith Barney                               100
                                                     ---------

                                                     1,050,509




Options Schedule



Option Date             Exp. Date      Option Price       Shares Outstanding     Shares Exercisable
-----------             ---------      ------------       ------------------     ------------------

    4/14/97               4/14/07      $     4.3750                   11,859                      0

    4/14/97               4/14/07            4.3750                    8,141                      0

    3/23/95               3/23/05           12.2500                    7,500                      0

    3/23/95               3/23/05           12.2500                   22,500                 15,000

    3/22/94               3/22/04           15.0000                   26,664                 19,998

    3/22/94               3/22/04           15.0000                   18,336                 13,752

    9/20/93               9/20/98            7.4445                   67,500                 67,500

    5/19/92               5/19/02            4.8333                  135,000                135,000

                                                                     -------                -------
                                                                     297,500                251,250